CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accountants for RiverPark Funds Trust, comprising RiverPark Long/Short Opportunity Fund and RiverPark/Gargoyle Hedged Value Fund, we hereby consent to all references to our firm in the Prospectus and Statement of Additional Information in this Post-Effective Amendment to the RiverPark Funds Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
March 15, 2012